Exhibit 10.6

AMENDMENT #2

TO

SUPPLY AND LICENSE AGREEMENT

This Amendment #2 (hereinafter referred to as this “Amendment”), dated as of the 30th day of July, 2009 (the “Amendment Date”), is made by and between SPI Pharma, Inc., a Delaware corporation with its principal offices at Rockwood Office Park, 503 Carr Road, Wilmington, Delaware 19809 (hereinafter referred to as “Supplier”), and Pivot Acquisition, Inc., a Delaware corporation formerly known as Transcept Pharmaceuticals, Inc. (hereinafter referred to as “Purchaser”) and a wholly-owned subsidiary of Transcept Pharmaceuticals, Inc. (a publicly-traded Delaware corporation hereinafter referred to as “Transcept”) with its principal offices at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California 94804. Purchaser and Supplier are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Supply and License Agreement dated June 27, 2006, as amended on March 14, 2008, pursuant to which Supplier agreed to supply quantities of Product to Purchaser in the Territory (the “S&L Agreement”);

WHEREAS, Transcept has entered into that certain United States License and Collaboration Agreement dated as of the date hereof with Purdue Pharma L.P., a Delaware limited partnership having a place of business at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901-3431 (hereinafter referred to as “Purdue” and such agreement the “Collaboration Agreement”), pursuant to which, among other matters, Transcept has agreed to cause Purchaser to grant Purdue exclusive rights with respect to the commercialization of Finished Product solely in the United States;

WHEREAS, Supplier and Purdue desire to enter into an agreement setting forth the terms and conditions of Supplier’s manufacture and supply of Product for Purdue solely with respect to the United States (the “Purdue S&L Agreement”);

WHEREAS, Supplier and Purchaser desire to amend the S&L Agreement so that Purdue may enter into such agreement with Supplier solely with respect to the United States;

WHEREAS, Supplier and Purchaser desire for Purchaser to retain all rights under the S&L Agreement with respect Territory [***]; and

WHEREAS, the rights to be granted by Purchaser to Purdue under the Collaboration Agreement do not come into effect until such time as the approved NDA for the Finished Product is transferred to Purdue pursuant to Section 4.2(c) of the Collaboration Agreement (hereinafter referred to as the “NDA Transfer”).

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

NOW, THEREFORE, the Parties agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the S&L Agreement.

2. Effective Date. This Amendment shall be effective as of the Effective Date. As used herein, “Effective Date” means the date of Supplier’s deemed receipt (in accordance with Section 14.9 of the S&L Agreement) of joint written notice from Transcept and Purdue to Supplier pursuant to which Transcept and Purdue notify Supplier that the NDA Transfer has occurred, such notice to be substantially in the form attached hereto as Exhibit A.

3. Territory. Effective as of the Effective Date, the defined term “Territory” in Article 1 of the Supply Agreement shall be deleted in its entirety and amended as follows:

“Territory” means [***].”

Notwithstanding the foregoing, effective upon any termination of the Purdue S&L Agreement, any and all rights with respect to [***] shall revert to Purchaser and [***] shall be included in the Territory under the S&L Agreement. Purchaser and Transcept shall not be liable for any acts or omissions of Purdue under any such Purdue S&L Agreement or otherwise.

4. Retention of License Fee Credit. Effective as of the Effective Date, the Section 4.2.3 of the S&L Agreement shall be deleted in its entirety and amended as follows:

“Upon the commercial launch of a Finished Product, Supplier agrees to credit an amount of Thirty-Five Thousand Dollars $35,000 of the License Fee (the “Credit Amount”) towards Purchaser’s future purchases of Product in the form of a 10% discount on the amounts that would otherwise be due to Supplier on each such future purchase by Purchaser of Product until the Credit Amount has been fully credited against such purchases.”

5. Representation of Purchaser. Purchaser hereby represents and warrants that the execution, delivery and performance by Purchaser of the Collaboration Agreement does not (i) violate or cause a default under Article 11 of the S& L Agreement or any other obligation of the Purchaser to provide confidential treatment to the Information of SPI, or (ii) materially violate or cause a material default under any of the other provisions of the S&L Agreement.

6. Miscellaneous.

(a) Entire Agreement. This Amendment constitutes the entire agreement among the Parties with respect to the amendment of the Agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the amendment and addition of the same.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

(b) No Further Amendment; No Conflict. The S&L Agreement shall remain in full force and effect except solely to the extent modified by this Amendment. In the event of a conflict between the S&L Agreement and this Amendment, this Amendment shall control.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, without reference to Delaware’s choice of law rules.

(d) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the Parties hereto as of the Amendment Date.

SPI Pharma, Inc.		Pivot Acquisition, Inc.

By:	/s/ R. Sarath Chandar	By:	/s/ Glenn A. Oclassen

Name:	R. Sarath Chandar	Name:	Glenn A. Oclassen

Title:	Vice President	Title:	CEO and President

Exhibit A

NOTICE OF EFFECTIVE DATE

                            , 2009

SPI Pharma, Inc.

Rockwood Office Park

503 Carr Road

Wilmington, DE 19809

Attn: Joseph Rogus

Re:	Supply and License Agreement between SPI Pharma and Pivot Acquisition, Inc., dated June 27, 2006, as amended on March 14, 2008 and July , 2009.

Dear Joseph:

Pursuant to the terms and conditions of the Supply and License Agreement between SPI Pharma (“SPI”) and Pivot Acquisition, Inc., dated June 27, 2006, as amended on March 14, 2008 and July     , 2009 (the “Agreement”), this letter serves as written notice from Transcept Pharmaceuticals, Inc. and Purdue Pharma L.P. to SPI that the NDA Transfer (as defined in Amendment #2 of the Agreement) has occurred.

Regards,

Transcept Pharmaceuticals, Inc.
Name:

Title:

Purdue Pharma L.P.
Name:

Title: